Exhibit 10.2

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

UNIVERSITY OF MIAMI

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into and made effective as of the last dated signature below (the “Effective Date”) between University of Miami, a Florida not-for-profit corporation, having business offices at 1951 NW 7th Avenue, (C234), Miami, Florida 33136 (“UNIVERSITY”), on behalf of itself, Emory and MGH (as defined below), and Orphazyme ApS, CVR no. DK 3226 6355, a for-profit corporation organized under the laws of Denmark, having business offices at Ole Maaloes Vej 3, DK-2200 Copenhagen N, Denmark (“LICENSEE”). For purposes of this Agreement, each of UNIVERSITY and LICENSEE may be individually referred to as a “Party” and collectively referred to as the “Parties.”

BACKGROUND

Certain Technology and Know-How (as defined below) was developed during research conducted by investigators at the UNIVERSITY, Emory University (“Emory”), and The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”), collectively the “Institutions”. Dr. Michael Benatar currently at UNIVERSITY and formerly at Emory, in collaboration with Drs. Merit Cudknowicz, Nazem Atassi, and David Schoenfeld at MGH have developed certain Technology and Know-How described in Appendix A. Each of the investigators have assigned the Technology and Know-How licensed hereunder to their respective Institution in accordance with their Institution’s Intellectual Property policy, including all right and title to certain inventions as described in the investigators’ invention disclosure documents attached as Appendix A.

The Technology and Know-How is jointly owned by the Institutions. Pursuant to a certain Three-Way Inter-Institutional Agreement (the “Three-Way Inter-Institutional Agreement”) effective on March 5, 2019 and executed between the Institutions, Emory and MGH have granted the UNIVERSITY the exclusive right to negotiate and administer an exclusive license to each of Emory’s and MGH’s rights in the Technology and Know-How being licensed to LICENSOR hereto.

Each of the Institutions want to have the Technology and Know-How perfected and marketed as soon as possible so that resulting products may be available for public use and benefit. LICENSEE wants to acquire an exclusive license to the Technology and Know-How for the purposes of exploiting Licensed Products and Licensed Processes and practicing the invention(s) disclosed, in the Territory and in the Field of Use as set forth and defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1

“Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with UNIVERSITY or LICENSEE. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the equity interests of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE, or such other relationship as in fact, constitutes actual control.

1

1.2

“Amyotrophic Lateral Sclerosis” shall mean amyotrophic lateral sclerosis (ALS), as broadly defined, to include patients with mixed upper motor neuron (UMN) and lower motor neuron (LMN) pathology (classic ALS), primarily LMN disease (LMN-predominant ALS and progressive muscular atrophy) and primarily UMN disease (UMN-predominant ALS and primary lateral sclerosis).

1.3

“Arimoclomol” shall mean Arimoclomol or any derivative of Arimoclomol exhibiting the same biological activity and for which the data generated under the Study is used to support an application to the FDA or similar regulatory authority in order to gain Regulatory Approval.

1.4

“Control” shall mean, with respect to any intellectual property right, the possession of the right (whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement)), to assign, or grant a license, sublicense or other right to or under, such intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.5

“Excluded Entity” shall mean any corporation, business entity or person (i) associated with the development or commercialization of alcohol, tobacco products or private prisons, military armaments and pornography or (ii) on any list of prohibited individuals or entities enacted under United States economic sanctions and anti-boycott laws.

1.6

“Field of Use” shall mean any and all uses or applications of Institutions’ intellectual property titled “Arimoclomol for SOD1 ALS” with University’s reference number identified as UMIP- 138, Emory’s reference number identified as 08029 and MGH’s reference number identified as 25521.

1.7	“Indication” means any human disease, condition or syndrome, or sign or symptom of, or associated with, a human disease, condition or syndrome in a particular target patient population.

1.8

“Inventors” shall mean Dr. Michael Benatar during the term of his employment at UNIVERSITY and Emory, in addition to Drs. Merit Cudknowicz and Nazem Atassi during the term of their respective employments at MGH.

1.9

“Know-How” shall mean all (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms of each of the Institutions; and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, de-identified of any individually identifiable health information, including any data that contains one or more of the identifiers listed in §164.514(b)(2) and in compliance with any federal and state privacy laws, including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). The Parties understand and agree that this Agreement will not include any patient data for commercial use which has not been de-identified as contemplated above.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.10

“Licensed Product” shall mean any pharmaceutical product containing Arimoclomol, which is made, developed, used or sold by LICENSEE or an Affiliate or Sublicensee of LICENSEE for which the applicable Indication is intended to receive Regulatory Approval with a product label specifying the treatment of patients with Amyotrophic Lateral Sclerosis (the “Approved ALS Indication”); and is intended to be the subject of a Regulatory Approval filing for the Approved ALS Indication which includes the clinical test data and results from the Study.

1.11

“Licensed Process” shall mean, solely for Arimoclomol, any process or part thereof made, developed, used or sold by LICENSEE or an Affiliate or Sublicensee of LICENSEE which incorporates or uses the Technology.

1.12

“Net Sales” shall be calculated as set forth in this section, and shall mean gross amounts invoiced by LICENSEE and/or its Affiliates and/or Sublicensees on commercial sales of Licensed Products or use of Licensed Processes after Regulatory Approval, if applicable, thereof to third parties (excluding Sublicensees and Affiliates), less deductions for the following, determined in accordance with generally accepted accounting principles, consistently and strictly applied:

a.

sales and excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws as and to the extent applicable), value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of Licensed Products or Licensed Processes, but only to the extent that such taxes and duties are actually included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the price of the Licensed Products or Licensed Processes;

b.	trade, quantity and cash discounts actually allowed and taken;

c.

allowances or credits to customers on account of shelf adjustments, failure to supply, rejection, withdrawal, recall or return of Licensed Products or on account of retroactive price reductions affecting Licensed Products, to the extent that such allowances or credits are actually allowed and taken;

d.	any charges for freight, postage, shipping or transportation or for shipping insurance;

e.

rebates and charge backs specifically related to Licensed Products or Licensed Processes on an actual credited or paid basis, including those granted to government agencies and group purchasing and managed care organizations and entities (such rebates and charge backs to be accrued as an estimate in the month in which the related Licensed Products or Licensed Processes are sold by using generally accepted accounting principles) to the extent that such rebates and charge backs are actually allowed and taken;

f.

sales contract administrative fees, fees paid to distributors, wholesaler fees or service charges and other payments to customers in connection with the sale of Licensed Products or Licensed Processes for any non-separable services, to the extent actually allowed and taken; and

If a Licensed Product is a Combination Product (as defined below), the Net Sales for such Combination Product in each country or jurisdiction shall be calculated as follows:

(i) If LICENSEE or any of its Affiliates or Sublicensees separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient Arimoclomol contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is LICENSEE’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is LICENSEE’s (or its Affiliate’s or Sublicensee’s, as applicable) average net sales price (determined in the same manner as “Net Sales”) during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(ii) If LICENSEE or any of its Affiliates or Sublicensees separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is LICENSEE’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is LICENSEE’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

(iii) If LICENSEE and its Affiliates and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average net sales price (determined in the same manner as “Net Sales”) during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(iv) If LICENSEE and its Affiliates and Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such other active ingredient or ingredients. If the Parties cannot agree on such relative value, the Dispute shall be resolved pursuant to Section 14.4. Net Sales of a Licensed Product shall only include sales of the Licensed Product containing Arimoclomol, and not any other compound (other than a compound that is sold as a fixed-dosed combination or co-packed with Arimoclomol) or therapy that may be used in combination with such Licensed Product.

As used in this definition of “Net Sales,” “Combination Product” means any Licensed Product sold together (whether or not as part of a kit) with any other active pharmaceutical ingredient or medical device or component thereof.

1.13

“Regulatory Approval” means the approval, license or authorization of the U.S. Food and Drug Administration (“FDA”) or similar regulatory body in another country or region necessary for the marketing and sale of a product for a particular Indication in the United States, the European Union, Japan, Brazil, Australia, New Zealand, China, Mexico, Korea, Canada, the United Kingdom, and India.

1.14

“Study” shall mean the Arimoclomol clinical trial (ClinicalTrials.gov Identifier: NCT00706147; entitled: Phase II/III Randomized, Placebo-controlled Trial of Arimoclomol in SOD1 Positive Familial Amyotrophic Lateral Sclerosis), which includes the study referred to in the definition of “Licensed Technology” in the Three-Way Inter-Institutional Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.15	“Sublicensee” shall mean any third party to whom LICENSEE has granted a license to make, have made, use and/or sell Licensed Product or Licensed Process under the Technology (a “Sublicense”).

1.16

“Technology” shall mean all proprietary information known by the Inventors on or before the Effective Date, reasonably necessary to practice or use the Know-How relating to the Study, including but not limited to, information, data, techniques, biological materials, methods, protocols, and the like, to the extent they exist or have been developed on or before the Effective Date.

1.17	“Territory” shall mean the world.

2.	GRANT

2.1	LICENSE GRANTS.

a.

The UNIVERSITY hereby grants to LICENSEE and LICENSEE hereby accepts an exclusive license in the Territory for the Field of Use, under the Technology and Know-How to research, develop, make, have made, use, sell and import the Licensed Products and/or Licensed Processes.

b.

Subject to Section 2.2 and 2.3, the UNIVERSITY hereby grants to LICENSEE an exclusive, worldwide license in the Field of Use to the Technology to research, develop, make, have made, use, sell and import Licensed Products and/or Licensed Processes.

2.2

RETAINED RIGHTS. Each of the Institutions reserve and retain the right to use and/or license all Know-how, Technology or Study data (“Intellectual Property” ) for the purposes of research and understanding the natural history of SOD1+ ALS and/or for Institutions’ own internal educational and non-commercial research purposes. Additionally, Institutions reserve and retain a non-exclusive right to license any Intellectual Property relating to the placebo data to any third parties for commercial or non-commercial purposes; it being understood and agreed that UNIVERSITY, by and on behalf of the Institutions, shall notify LICENSEE within [*] calendar days of the identity of any licensee (and sublicensee thereof) of such placebo data. Institutions will be free to publish any results of such assessment or research after providing LICENSEE with a [*] day period in which to review each publication to identify any disclosure of LICENSEE’s proprietary information. Upon LICENSEE’s reasonable request, Institutions will delete references to LICENSEE’s proprietary information in any paper or presentation. Notwithstanding anything contrary herein, ALS Association (one of the sponsors of the Study) has a non-exclusive, royalty free, worldwide license to practice all Technology including access to and the right to use biological materials, with the right to grant sublicenses to others, solely for non-commercial research and development purposes.

2.3

GOVERNMENT RESERVATION. Rights under this Agreement are subject to rights required to be granted to the federal government of the United States of America (the “Government”) pursuant to Title 35 U.S.C. Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.

2.4	SUBLICENSING.

a.

Subject to the terms and conditions of this Section 2.4 and otherwise as set forth in this Agreement, LICENSEE may grant Sublicenses (through multiple tiers) to third parties from time to time; provided, that, solely for any Sublicense to an Excluded Entity, LICENSEE has requested and obtained the prior written approval of UNIVERSITY. Each Sublicensee shall agree in writing with LICENSEE to accept the conditions and restrictions

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

agreed to by LICENSEE in this Agreement. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements under this Agreement. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. LICENSEE shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of LICENSEE.

b.

For clarity, royalties on Net Sales negotiated and agreed upon under this Agreement are “pass-through” by nature. An earned royalty is calculated as a percentage of Net Sales of Licensed Products and/or Licensed Processes of LICENSEE or Sublicensee(s).

c.

LICENSEE shall provide UNIVERSITY with a copy of each Sublicense agreement and any other agreement which transfers intellectual property rights granted hereunder to a third party (other than routine research and development agreements, such as agreements with contract research organizations), within [*] days following the execution of the Sublicense agreement.

d.	Notwithstanding the Sublicensee’s payment obligation to LICENSEE, LICENSEE shall be directly responsible for all royalties and payments due pursuant to Section 3.

3.	ROYALTIES AND OTHER CONSIDERATION

3.1	CONSIDERATION. In consideration of the licenses herein granted, LICENSEE shall pay fees and royalties to UNIVERSITY as follows:

a.	License issue fee of seventy-five thousand U.S. dollars (U.S. $75,000) is due to UNIVERSITY within [*] days of the Effective Date of this Agreement.

b.

On and after such time as the Licensed Product has received Regulatory Approval for the Approved ALS Indication, running royalty on licensed Technology is calculated as a percentage equal to three-quarters of one percent (0.75%) of the annual Net Sales of the Licensed Product(s) or Licensed Process(es) which use the Technology.

c.

By the first (1st) day of each anniversary specified below of the Effective Date and until the fourteenth (14th) anniversary of the Effective Date or the earlier termination of this Agreement, LICENSEE agrees to pay UNIVERSITY an annual fee of:

(i)	[*] on the [*] anniversary;

(ii)	[*] on the [*] anniversary;

(iii)	[*] on the [*] anniversary;

(iv)	[*] on the [*] through [*] anniversaries; and

(v)	[*] on the [*] anniversary and every anniversary thereafter until the fourteenth (14th) anniversary of the Effective Date or the earlier termination of this Agreement.

Each such annual fee is fully creditable towards any other consideration, including royalty and milestone payments that are, as set forth herein, due to the UNIVERSITY by LICENSEE during any calendar in which such annual fee is paid.

d.

Royalties are payable on a Licensed Product-by-Licensed Product or Licensed Process-by-Licensed Process and country-by-country basis beginning on the date of first commercial sale of such Licensed Product or Licensed Process in such country and ending on the termination of the Term.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.2

CURRENCY. All payments hereunder shall be made in U.S. dollars. For converting any amounts made in a currency other than U.S. dollars, the Parties will use the conversion rate customarily used by the LICENSEE or Sublicensee at such time for preparation of its relevant financial statements.

3.3

PAYMENT TERMS. All payments due hereunder are payable by check or wire transfer to the address listed in Section 13 or using the wiring instructions provided by UNIVERSITY, as applicable, and shall be deemed received when the complete payment is credited to UNIVERSITY’s bank account. All payments shall be made to the UNIVERSITY, which shall be responsible for payments to Emory and MGH in accordance with the Three-Way Inter-Institutional Agreement. Until all funds are received by UNIVERSITY, the payment by LICENSEE is not considered to be complete. No transfer, exchange, collection or other charges, including any wire transfer fees, shall be deducted from such payments.

3.4

WITHHOLDING TAXES. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law. The Party that is required to make such withholding (the “Paying Party”) will: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate with the other Parties in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 3.4 are reduced to the fullest extent permitted by applicable Law. In addition, the Parties shall cooperate to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement, as applicable.

3.5

TAX DOCUMENTATION. Each Party and any other recipient of payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Parties or as required by applicable Law, such properly completed and duly executed documentation as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the Paying Party.

4.	REPRESENTATIONS AND WARRANTIES

LICENSEE represents and warrants to UNIVERSITY as of the Effective Date as follows:

4.1

LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the country of Denmark and has all requisite corporate power and authority to own and operate the business in which it is now engaged or currently proposed to be engaged. LICENSEE is duly qualified to do business as a foreign corporation and is in good standing in such countries, states or jurisdictions as is necessary to enable it to carry on its business or own its properties.

4.2	There is no action, suit proceeding or investigation pending or, to LICENSEE’s knowledge, threatened against LICENSEE.

4.3

LICENSEE is in compliance with all United States federal, state and local environmental laws and there are no conditions currently existing or contemplated which are likely to subject LICENSEE to damages, penalties, injunctive relief, removal costs, remedial costs or cleanup costs under any such laws or assertions thereof.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.4

LICENSEE will in good faith consider Institutions’ interests in the Licensed Product prior to terminating this Agreement under section 14.l (Termination) and will meet to discuss the reasons for such termination with Institutions if any Institution so requests.

5.	COMMERCIAL DILIGENCE AND MILESTONES

5.1	DILIGENCE. LICENSEE shall use commercially reasonable efforts to develop, manufacture, market and sell Licensed Products and Licensed Processes in the Territory.

5.2

REPORTS. LICENSEE agrees to submit annual reports that summarize its efforts to develop Licensed Products and Licensed Processes and markets for Licensed Products and Licensed Processes. Such reports shall include reasonable assurances by LICENSEE of its intent to actively develop the Licensed Products and Licensed Processes.

5.3

DILIGENCE MILESTONE. LICENSEE hereby confirms that the first patient has been dosed in a Phase 3 clinical trial (NCT03491462) evaluating the effectiveness of LICENSEE’s investigational therapy Arimoclomol in the treatment of amyotrophic lateral sclerosis.

5.4

DEVELOPMENT MILESTONES. The Parties agree to the following milestone payment. The following milestone payment shall not be creditable towards any other monies UNIVERSITY is due from LICENSEE, including but not limited to: royalty payments, and royalty payments associated with a Sublicensee’s sale of any Licensed Product(s) or Licensed Process(es). Upon receiving Regulatory Approval for the pharmaceutical product containing Arimoclomol for which the intended Indication is Amyotrophic Lateral Sclerosis by the FDA or European Medicines Agency or other similar regulatory body in which the Study results have been used in support of such Regulatory Approval, LICENSEE shall pay UNIVERSITY a one-time amount of one million one hundred fifty thousand U.S. dollars (US $1,150,000).

6.	TERM

The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is ten (10) years from the first commercial sale of the Licensed Product or Licensed Process in such country (on a country-by-country basis, the “Term”), unless terminated earlier in accordance with the terms and conditions of this Agreement.

7.	COMPLIANCE WITH LAWS

7.1

COMPLIANCE WITH APPLICABLE LAWS. LICENSEE shall at all times during the term of this Agreement and for so long as it shall use the Technology comply with all laws that may control the import, export, manufacture, use and other commercial exploitation of the Technology or any other activity undertaken pursuant to this Agreement.

7.2

GOVERNMENT RIGHTS. LICENSEE understands that the Technology may have been developed under a funding agreement with the United States Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement, and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail. Specifically, this Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 212 (to the extent applicable), including an obligation that Licensed Product(s) or Licensed Process(es) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable UNIVERSITY to satisfy its respective obligations thereunder, relating to the Technology.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.3

EXPORT CONTROL REGULATIONS. It is understood that UNIVERSITY and LICENSEE are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall or shall not be required nor that, if required, it shall be issued. LICENSEE represents and warrants that it will comply with, and will cause its Sublicensees and Affiliates to comply with all United States export control laws, rules and regulations. LICENSEE is solely responsible for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and it will indemnify, defend and hold UNIVERSITY harmless for the consequences of any such violation.

8.	INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	INDEMNIFICATION

a.

LICENSEE will defend, indemnify and hold harmless the Institutions, Institutions Affiliates, and their respective trustees, officers, faculty, employees and students (the “Institutions’ Indemnitees”) against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) (collectively “ Liabilities”) which may be brought against Institutions’ Indemnities by third parties as a result of or arising out of: (i) any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability ) concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement; (ii) LICENSEE’s breach of this Agreement; or (iii) the use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE, its Sublicensees or Affiliates or its or their agents or employees of any Licensed Products or Licensed Processes; provided however, LICENSEE shall not defend, indemnify or hold harmless any Institutions’ Indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the gross negligence or intentional misconduct of any Institution or Institution Indemnitee.

b.

LICENSEE will defend, indemnify and hold harmless the Institutions’ Indemnities against any and all judgments and damages arising from any and all third party claims of infringement that may be asserted against any Institution Indemnities because of the manufacture, use, promotion and sale of Licensed Products or Licensed Processes. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSEE agrees to provide attorneys which shall be approved by Institutions’ Indemnities at their sole and absolute discretion to defend against any actions brought or filed against any Institution Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided however, that any Institution Indemnitee shall have the right to retain its own counsel, at the reasonable expense of LICENSEE, if representation of such Institution Indemnitee by counsel retained by LICENSEE would be inappropriate because of conflict of interests or otherwise. LICENSEE agrees to keep Institutions informed of the progress in the defense and disposition of such claim, and to consult with Institutions prior to any proposed settlement.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.2	LIMITATION OF LIABILITY.

a.

Institutions shall have no responsibility with respect to LICENSEE’s own trademarks and trade name, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless Institutions against any and all third party claims.

b.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, LOST PROFIT, EXPECTATION, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE. UNIVERSITY’s TOTAL LIABILITY FOR ANY AND ALL CLAIMS OR ACTIONS ARISING FROM OR RELATED TO THIS AGREEMENT WILL IN NO EVENT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO UNIVERSITY, BY AND ON BEHALF OF ITSELF AND THE INSTITUTIONS.

8.3

DISCLAIMER OF WARRANTIES. EACH OF THE INSTITUTIONS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY TECHNOLOGY, KNOW-HOW, LICENSED PRODUCT OR LICENSED PROCESS, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF SUCH TECHNOLOGY, KNOW-HOW, LICENSED PRODUCT OR LICENSED PROCESS. EACH OF THE INSTITUTIONS PROVIDES LICENSEE THE RIGHTS GRANTED UNDER THIS AGREEMENT AS IS AND WITH ALL FAULTS, AND MAKES NO WARRANTY OR REPRESENTATION (A) REGARDING THE VALIDITY OR SCOPE OF THE TECHNOLOGY OR KNOW-HOW; OR (B) THAT EXPLOITATION OF THE TECHNOLOGY OR KNOW-HOW WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

8.4	SURVIVAL. The provisions of this Section 8 shall survive the expiration or termination of this Agreement for any reason.

9.	REPORTS AND RECORDS

9.1

By [*] of each year, LICENSEE shall furnish to UNIVERSITY a written annual report covering the preceding calendar year. The report shall include information sufficient to enable UNIVERSITY to satisfy reporting requirements of the Government and for UNIVERSITY to ascertain progress by LICENSEE toward meeting the Agreement’s diligence requirements. Each report shall describe, where relevant: LICENSEE’s progress toward commercialization of Licensed Product(s) and/or Licensed Process(es), including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of the Licensed Product(s) or Licensed Process(es), and significant corporate transactions involving the Licensed Product(s) or Licensed Process(es). LICENSEE shall notify each Institution’s Office of Technology Transfer prior to commencing any clinical trials at Institution. In addition, the report shall specify (a) the number or amount of Licensed Product(s) and Licensed Process(es) sold hereunder by LICENSEE and/or its Affiliates or Sublicensees, if any; (b) the total billings for all Licensed Product(s) and Licensed Process(es) sold, if any; (c) deductions as applicable; (d) total royalties due, and (e) the names and addresses of all Sublicensees, if any.

9.2

For a period of [*] years from the date of each report pursuant to Section 9.1, LICENSEE shall keep records adequate to verify each such report and accompanying payment made to the UN IVERSITY under this Agreement, and an independent Certified Public Accountant or Accounting Finn selected by UNIVERSITY and acceptable to LICENSEE (the “Independent Accountant”)

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

may have access, on reasonable notice during regular business hours, not to exceed twice per year, to such records to verify such reports and payments. LICENSEE’s acceptance of UNNERSITY’s selection of said Independent Accountant shall not be unreasonably withheld. Such Independent Accountant shall not disclose to UNIVERSITY any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Independent Accountant performing such verification shall be borne by UNIVERSITY, unless the audit reveals an underpayment of royalty by more than [*], in which case the cost of the audit shall be paid by LICENSEE.

10.	STANDARDS

LICENSEE shall act in good faith to maintain satisfactory standards in respect to the nature of the Licensed Product or Licensed Process manufactured and/or sold by LICENSEE. LICENSEE shall act in good faith to ensure that all Licensed Products or Licensed Processes manufactured and/or sold by it shall be of a quality which is appropriate to products or processes of the type here involved. LICENSEE agrees that similar provisions shall be included by Sublicenses of all tiers.

11.	ASSIGNMENT

11.1	PERMITTED ASSIGNMENT. LICENSEE may assign or delegate its rights or obligations under this Agreement only under the following circumstances:

a.

by providing UNIVERSITY with written notice of the proposed assignment, including the proposed assignee’s contact information, at least [*] days prior to the date of assignment, and obtaining UNIVERSITY’s express written consent to the proposed assignment, which consent shall not be unreasonably withheld; or

b.

as part of a sale or change of control, regardless of whether such a sale or change of control occurs by operation of law or through an asset sale, stock sale, merger or other combination, or any other transfer of: (i) LICENSEE’s entire business; or (ii) that part of LICENSEE’s business that exercises all rights granted under this Agreement.

11.2	CONDITIONS OF ASSIGNMENT. Prior to any assignment (including an assignment by operation of law), the proposed assignee must agree in writing to UNIVERSITY to be bound by this Agreement.

11.3	ANY OTHER ASSIGNMENT BY LICENSEE. Any attempt by LICENSEE to assign this Agreement that fails to comply with Section 11.1 and 11.2 is null and void.

11.4	SUCCESSORS AND ASSIGNS. This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of UNIVERSITY and LICENSEE.

12.	CONFIDENTIALITY.

12.1

CONFIDENTIAL INFORMATION. From time to time during the term of this Agreement, any Institution (the “Disclosing Party”) may disclose or make available to the LICENSEE (the “Receiving Party”) information about its business affairs, confidential intellectual property, trade secrets, know-how, copyrights, trademarks, designs, data, algorithms, code, and oral communications relating to the Technology, third party confidential information and other sensitive or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence:

a.

is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party or any of its employees, agents or representatives;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

b.

is or becomes available to the Receiving Party on a non-confidential basis from a third party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

c.	was known by or in the possession of the Receiving Party or its employees, agents or representatives prior to being disclosed by or on behalf of the Disclosing Party; or

d.	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

12.2	RECEIVING PARTY OBLIGATIONS. The Receiving Party shall:

a.

protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

b.	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

c.

not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s employees, agents or representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement and who are bound by written obligations of confidentiality and restrictions on use that cover such Confidential Information and are at least as stringent as those set forth in this Agreement.

12.3

COURT OR GOVERNMENT ORDER. Notwithstanding anything in this Agreement to the contrary, Receiving Party may make disclosures of Confidential Information of the Disclosing Party to the extent required to be disclosed pursuant to applicable federal, state or local law or a valid order issued by a court or governmental agency of competent jurisdiction; provided, that (a) the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to disclosure, (b) the Receiving Party reasonably cooperates with the Disclosing Party’s efforts to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure, and (c) the Receiving Party discloses only that portion of the Confidential Information that is legally required to be disclosed.

12.4

RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of the Agreement, at the Disclosing Party’s written request, the Receiving Party and its employees, agents and representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed; provided, however, that the Receiving Party may retain (i) such documents and records to the extent required by any law, rule, or regulation or its document retention policy and (ii) materials stored electronically in a back-up archival computer system only to the extent it is not practical to destroy the same; provided, further, that such information retained pursuant to the preceding proviso shall remain subject to the confidentiality obligations of this Agreement notwithstanding any termination or expiration hereof.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.5

REMEDIES. The Receiving Party shall be responsible for any breach of this Section 12 caused by any of its employees, agents or representatives. The Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party to prevent the breach or threatened breach of this Section 12.5 and to secure its enforcement, in addition to all other remedies available at law.

12.6	SURVIVAL. The provisions of this Section 12 shall survive the expiration or termination of this Agreement for [*] years.

13. NOTICE. Any notice, payment, report or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the Party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have been given when received by the Party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving Party.

All correspondence to LICENSEE shall be addressed as follows:

Chief Executive Officer

Orphazyme ApS

Ole Maaloes Vej 3

DK-2200 Copenhagen N

Denmark

WITH A COPY TO:

Dechert LLP

Attention: David E. Schulman

1900 K Street NW

Washington, DC 20006

All correspondence to UNIVERSITY shall be addressed, in duplicate, as follows:

FOR NOTICE:

Assistant Vice President

Financial Operations

University of Miami

1320 South Dixie Highway, Suite 1250

Gables One Tower

Coral Gables, FL 33146

WITH A COPY TO:

Office of the General Counsel

University of Miami

1320 South Dixie Highway, Suite 1250

Gables One Tower

Coral Gables, FL 33146

FOR NOTICE AND PAYMENT:

Office of Technology Transfer

University of Miami

1951 NW 7th Avenue, Suite 300

Miami, FL 33136

Either Party may change the address to which correspondence to it is to be addressed by notification as provided herein.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.	MISCELLANEOUS PROVISIONS

14.1	TERMINATION.

a.	LICENSEE shall have the right to terminate this Agreement upon [*] prior written notice to UNIVERSITY, during which time LICENSSEE shall pay any amounts due and outstanding to UNIVERSITY.

b.

UNIVERSITY and LICENSEE shall have the right to terminate this Agreement if the other Party commits a material breach of an obligation under this Agreement and fails to cure any such breach within [*] of receipt of written notice from the non-breaching Party. A material breach shall include but not be limited to the following: (i) failure to deliver to UNIVERSITY any payment at the time such payment is due under this Agreement, which payment is not the subject of a good faith dispute, (ii) failure to meet or achieve milestone schedule, (iii) failure to possess and maintain required insurance coverage in any material respects, or (iv) knowing delivery of a false report to UNIVERSITY. Such termination shall be effective upon further written notice to the breaching Party after failure by the breaching Party to cure.

c.

If the UNIVERSITY commits a material breach or defaults, then LICENSEE has no duty to continue the payment of royalties and other consideration as set forth in Article 3 and Section 5.4 of this Agreement.

d.

The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Licensed Product(s) or Licensed Process(es). Accordingly, LICENSEE covenants and agrees that in the event any proceedings under Title 11, United States Code or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within [*] thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of [*] after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and UNIVERSITY, at the election of UNIVERSITY, but not otherwise, ipso facto, and without notice or other action by UNIVERSITY, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

e.

LICENSEE agrees that breach of terms of this Agreement would immediately and irreparably damage UNIVERSITY in a way not capable of being fully compensated by monetary damages and accordingly, UNIVERSITY is entitled to seek injunctive relief in addition to such other relief to which it may be entitled at law or in equity.

f.

Upon termination of this Agreement for any reason, LICENSEE shall promptly pay to UNIVERSITY any amounts accrued as of the effective date of such termination. Any termination of this Agreement shall be without prejudice to UNIVERSITY’s right to recover all amounts accruing to UNIVERSITY prior to such the effective date termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any intellectual property rights which are the subject matter of this Agreement including Technology, nor have the right to recover any royalties paid to UNIVERSITY hereunder. Upon termination, LICENSEE shall have the right to dispose of Licensed Products then in their possession

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and to complete existing contracts for such Licensed Products, so long as contracts are completed within [*] from the date of termination, subject to the payment of royalties to UNIVERSITY as provided in Section 3 hereof; it being understood and agreed, following the termination of this Agreement for any reason and completion of existing contracts for such Licensed Products as described in this sentence, LICENSEE shall have no further payment obligations (other than those accrued prior to the termination) to UNIVERSITY under this Agreement. LICENSEE agrees to destroy progeny and derivatives thereof remaining in LICENSEE’s possession after [*] from the date of termination. Failure to terminate on any basis shall not prejudice or impact the UNIVERSITY’s rights and ability to subsequently terminate for the same or a related basis.

g.

Notwithstanding anything to the contrary, UNIVERSITY, by and on behalf of itself and each of the Institutions, hereby grants to LICENSEE and LICENSEE hereby accepts a non-exclusive, royalty-free, fully paid-up, non-terminable, sublicensable (through multiple tiers) license in the Territory for the Field of Use, to use the safety data generated under the Study to research, develop, make, have made, use, sell and import any pharmaceutical product (including the Licensed Product).

14.2	INSURANCE.

a.

Prior to the commencement of clinical trials, LICENSEE must maintain commercial general liability insurance in the amounts of not less than [*] per incident and [*] annual aggregate. After the commencement of the first clinical trial for the first Licensed Product or Licensed Process but prior to the first commercial sale of a Licensed Product or Licensed Process, LICENSEE must maintain commercial general liability insurance of not less than [*] per incident and clinical trials liability insurance of not less than [*]. After the first commercial sale of a Licensed Product or Licensed Process, LICENSEE must maintain commercial general liability insurance in the amounts of not less than [*] per incident and [*] annual aggregate. Immediately prior to the commencement of the first clinical trial for the first Licensed Product or Licensed Process, [*]. After the first commercial sale of a Licensed Product or Licensed Process, LICENSEE shall maintain products liability/completed operations and clinical trials insurance coverage in the amount of [*].

b.	LICENSEE shall not cancel such insurance without [*] prior notice to UNIVERSITY. Such cancellation shall be cause for termination.

c.	The terms of this Section 14.2 shall survive termination of this Agreement.

14.3

USE OF NAME. LICENSEE shall not, without the prior written consent and approval of the respective Institution, use any name, trade name, trademark, or other designation of such Institution, or any of their Affiliates, trustees, faculty, students, employees or departments, or any adaptation thereof (including contraction, abbreviation or simulation) in any publication, including advertising, promotional or sales literature, or any other activities or context.

14.4	GOVERNING LAW; VENUE AND DISPUTE RESOLUTION.

a.

This Agreement shall be considered as having been entered into in [*], and shall be construed and interpreted in accordance with the laws of [*]. In any action or proceeding arising out of or relating to this Agreement (an “Action”), each of the Parties hereby irrevocably submits to the jurisdiction of [*], and further agrees that any Action shall be heard and determined in such [*] court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

b.

If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If the dispute remains unresolved [*] after the first meeting for the purpose of dispute resolution, then each Party shall have the right to pursue other remedies legally available to resolve the dispute.

14.5	CAPTIONS. The captions and section headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.6

SEVERABILITY. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

14.7	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.8	SURVIVAL.

a.

The provisions of Sections 1 (Definitions), 8 (Indemnification and Limitation of Liability), 11 (Assignment), 12 (Confidentiality), 13 (Notice) and 14 (Miscellaneous Provisions), shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

b.

The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the Parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

c.

Sublicenses in good standing shall survive termination of this license as a direct license from UNIVERSITY, provided that Sublicensees assume the obligations set forth in the definitive agreement. UNIVERSITY will enter into a direct agreement with such Sublicensees upon LICENSEE’s written request.

14.9	AMENDMENT. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of each Party.

14.10

NON-WAIVER. No failure or delay on the part of a Party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing, and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

14.11

INDEPENDENT CONTRACTOR RELATIONSHIP. This Agreement is not intended to create nor shall be construed to create any relationship between LICENSEE and UNIVERSITY other than that of independent entities contracting for the purpose of effecting provisions of this Agreement. It is further expressly agreed that no work, act, commission or omission of any Party, its agents, servants or employees, pursuant to the terms and conditions of this Agreement, shall be construed to make or render any Party, its agents, servants or employees, an agent, servant, representative, or employee of, or joint venturer with, the other Party. Neither Party shall have any right to bind or obligate the other Party in any way nor shall it represent that it has any right to do so.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.12

REPRESENTATION BY COUNSEL. Each Party acknowledges that it has had the opportunity to be represented by counsel of such Party’s choice with respect to this Agreement. In view of the foregoing and notwithstanding any otherwise applicable principles of construction or interpretation, this Agreement shall be deemed to have been drafted jointly by the Parties and in the event of any ambiguity, shall not be construed or interpreted against the drafting Party.

14.13

NO THIRD PARTY BENEFICIARIES. No third persons or entities are intended to be or are third party beneficiaries of or under this Agreement, including, without limitation, Sublicensees and Affiliates. Nothing in this Agreement shall be construed to create any liability on the part of the Parties or their respective directors, officers, shareholders, employees or agents, as the case may be, to any such third parties for any act or failure to act of any Party hereto.

14.14

CONFLICTS. LICENSEE understands and agrees that Institutions ‘ personnel who are engaged by LICENSEE, whether as consultants, employees or otherwise, or who possess a material financial interest in LICENSEE, are subject to Institutions’ rules regarding outside activities and financial interests set forth in each Institutions respective Intellectual Property Policy. Any term or condition of an agreement between LICENSEE and such Institution’s personnel which seeks to vary or override such personnel’s obligations to Institution may not be enforced against such personnel or Institution without the express written consent of an individual authorized to vary or waive such obligations on behalf of Institution. Furthermore, should an interest of LICENSEE conflict with the interest of any Institution, Institutions’ personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the respective Institution.

14.15

ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both Parties hereto. UNIVERSITY hereby confirms that each INSTITUTION has granted to UNIVERSITY an exclusive right to negotiate, execute, license and administer its rights in the Technology and Know-How pursuant to the Three-Way Inter-Institutional Agreement.

14.16

FORCE MAJEURE. Neither Party shall be held responsible for any delay of failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing Party. The affected Party will notify the other Party in writing within ten (10) days after the beginning of any such cause that would affect its performance. Notwithstanding, if a Party’s performance is delayed for a period exceeding [*] from the date the other Party receives notice under this paragraph, the non-affected Party will have the right, without any liability to the other Party, to terminate this agreement.

14.17

TAX-EXEMPT STATUS. LICENSEE acknowledges that Institutions’ hold the status of an exempt organization under the Internal Revenue Code of 1986, as amended. LICENSEE also acknowledges that certain facilities in which the Technology was developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if Institutions’ reasonably determine, that any term of this Agreement jeopardizes the tax-exempt status of Institutions or the bonds used to finance Institutions’ facilities, the relevant term is invalid and the Parties shall modify the term accordingly.

{Signature Page Follows.}

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

LICENSEE	UNIVERSITY on behalf of itself, EMORY and MGH

/s/ Anders Fink Vadsholt	/s/ Norma Sue Kenyon, Ph.D.
Signature	Signature

Anders Fink Vadsholt	Norma Sue Kenyon, Ph.D.
Printed Name	Printed Name

Chief Financial Officer	Vice Provost for Innovation
Printed Title	Printed Title

{Signature Page to University of Miami and Orphazyme License Agreement}

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX A

TECHNOLOGIES/INTELLECTUAL PROPERTY

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.